July 18, 1996                                          Mark L.
Pulaski
                                                  (717)231-5702

     KEYSTONE FINANCIAL REPORTS SECOND QUARTER/SIX MONTH GAINS

     HARRISBURG, PA, July 18 -- Keystone Financial, Inc. (NASDAQ, NM:KSTN), Pennsylvania's fifth largest bank holding company, today reported gains in earnings for the second quarter and six months ended June 30, 1996.
     Second quarter net income increased to $17,733,000, or 70 cents per share compared to $15,021,000, or 64 cents per share for the comparable period last year. Net income for the six month period rose to $34,590,000, or $1.37 per share from $29,677,000 or $1.27 per share, a gain in earnings per share of eight percent. For the first half of the year, return on average assets was 1.39 percent and return on average equity was 14.31 percent.
     Assets at mid-year reached $5,020,979,000, a six percent gain from the $4,733,638,000, at the same date last year. Deposits grew to $4,058,766,000, from $3,855,377,000 at June 30, 1995, and loans increased to $3,397,203,000, from $3,283,331,000 during the same period.
     "We are pleased with our second quarter performance. These results reaffirm our strategies to be more aggressive in expanding revenues and building market position," Carl L. Campbell, president and chief executive officer, said.
     "Keystone knows its future will be based on the extent and quality of the relationships we have with our customers. We are committed to developing our products and services to meet customers'
financial needs," Campbell continued.   "Changing customer demands
and intense competition have also placed pressure on us to evolve the ways that we deliver service. As a result, we are focused on redesigning our delivery system to provide our customers with more options to conduct their banking," Campbell concluded.

      Keystone Financial has five member banks -- Pennsylvania National Bank, Pottsville; Northern Central Bank, Williamsport; Mid-State Bank, Altoona; Frankford Bank, Horsham; and American Trust Bank N.A.,Cumberland, MD; which together operate 154 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates several non-banking companies providing specialized services including Keystone Financial Mortgage Company, Lancaster, PA; Martindale Andres & Co., (asset management firm), West Conshohocken,PA ; and Keystone Financial Dealer Center, Williamsport, PA.

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